EXHIBIT 8.3

79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040 | F. 416.865.7380 www.torys.com

April 27. 2017

Bank of Montreal
100 King Street West
1 First Canadian Place
Toronto, Ontario
Canada, M5X 1A1

Ladies and Gentlemen:

We are rendering this opinion as special Canadian tax counsel to Bank of Montreal, a bank organized under the laws of Canada (the “Bank”), in connection with the Bank’s registration statement on Form F-3 (File No. 333-217200) (the “Registration Statement”). The Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) on April 27, 2017 and registers, among other securities, Debt Securities, including up to $25,000,000,000 aggregate principal amount of the Bank’s Senior Medium-Term Notes, Series D (the “Notes”), to be issued from time to time pursuant to a prospectus supplement dated April 27, 2017 to the prospectus dated April 27, 2017 forming a part of the Registration Statement (the “Prospectus”) and the Indenture dated as of January 25, 2010 between the Bank and Wells Fargo Bank, National Association, as Trustee.

We are qualified to practice law only in the Province of Ontario. We express no opinion as to the laws of any jurisdiction other than those of the Province of Ontario and the federal laws of Canada applicable therein in effect on the date hereof.

We have reviewed the discussion set forth under the heading “Canadian Taxation” in the Prospectus, which was prepared prior to the time that we were retained to act as your counsel in connection with the Notes. Based upon current law, we adopt such discussion as our opinion with respect to the material Canadian federal income tax consequences of the purchase, ownership and disposition of Debt Securities, subject to the qualifications and limitations set forth in such discussion. We also confirm as our opinion the discussion of the material Canadian federal income tax consequences of the purchase, ownership and disposition of Debt Securities contained in any prospectus supplement, product supplement or pricing supplement in which we are named as the provider of such opinion, subject to the qualifications and limitations set forth in such discussion.

We consent to your filing a copy of this opinion as Exhibit 8.3 to a Current Report on Form 6-K, which will be incorporated by reference into the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof and the date of any prospectus supplement, product supplement or pricing supplement in which we are named as the provider of a Canadian tax opinion contained therein. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law after the date of this letter or the date of such prospectus supplement, product supplement or pricing supplement.

Yours truly, /S/TORYS LLP